Exhibit 99.1

OPKO ANNOUNCES PROPOSED PRIVATE OFFERING OF

$150 MILLION CONVERTIBLE SENIOR NOTES DUE 2033

MIAMI—January 23, 2013—OPKO Health, Inc. (NYSE: OPK) announced today that it plans to sell approximately $150 million aggregate principal amount of convertible senior notes due 2033 (the “Notes”) in a private offering. The Notes will be OPKO’s senior unsecured obligations and will rank equally with all of OPKO’s other existing and future senior unsecured debt. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the offering. The planned offering of Notes is subject to market conditions and other factors and no assurance can be given that the offering will be completed.

OPKO intends to use the net proceeds from this offering for general corporate purposes, including research and development expenses, acceleration of clinical trials, acquisitions of new technologies or businesses and other business opportunities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of OPKO common stock issuable upon conversion of the Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

OPKO Health, Inc.

Steven D. Rubin or Juan F. Rodriguez 305-575-4100